Exhibit 99.093- NEWS Mar. 26, 2003

DataMEG Corp. Announces Formation of Advisory Board by North Electric Company, Inc., Names Initial Members WEDNESDAY, MARCH 26, 2003 9:29 AM - BusinessWire

RALEIGH, N.C., Mar 26, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that North Electric Company, Inc. (NECI), in preparation for a successful "spin out" and operation as a fully-reporting publicly traded company, has formed their Advisory Board.

The Board will provide the Company with guidance in their overall strategic planning and access to the appropriate contacts within their industry customer market. Mr. Rex Hester, has been named Chairman of the NECI Advisory Board.

Mr. Hester stated, "The primary purpose of the Advisory Board is to broaden NECI's pursuit of customers and business partners. Additionally, the Board will monitor industry trends, through our contacts, involving the key network service providers and ensure that NECI management is kept up to date."

Mr Hester continued, "NECI intends to fill Director positions on the Board with individuals who have established credentials at the highest industry levels. The Company will benefit from the experience and insights that these individuals will bring to us. Our ability to establish customer and business partner relationships, utilizing these resources, will be greatly enhanced."

NECI announced the election of Mr. Bruce Baker as the initial Director of its Advisory Board. Mr. Baker has over 17 years of network and software engineering and business development experience, focused over the past 10 years in the telecommunications industry. Most recently, Mr. Baker was Vice President of Engineering for TalkingNets, Inc. where he managed all corporate and network engineering functions. Prior to that Mr. Baker was Director of Technology Development for Level 3 Communications (NasdaqNM:LVLT). During his time with Level 3 Communications, Mr. Baker was part of an engineering team that deployed the world's first "softswitch" in Level 3 Communications laboratory. Mr. Baker has also been employed as a senior engineer at MCI's Advanced Intelligent Network laboratory in Colorado Springs, Colo., where he was involved in the development and deployment of MCI's advanced call center services.

North Electric Company, Inc. (NECI) is a provider of network assurance solutions and services. NECI provides customer solutions that cover the traditional TDM voice, IP voice and converging packet networks that are being moved into new IP based applications. Networks that employ MPLS technology receive additional fault isolation and related benefits using NECI's innovative system solutions. The NECI products will enable service providers and network operators to efficiently introduce new services to their networks. They will additionally obtain the ability to quickly and automatically determine if their network is meeting its quality and Service Level Agreement (SLA) expectations, while lowering network operational costs.

For more information on NECI visit www.northelectriccompany.com.

For further information about this release and the business of DataMEG Corp., contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800/631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.